Medifast Announces Fourth Quarter and Full Year 2022
Financial Results
Full year revenue increases; active earning Coaches increase in Q4 as customer retention rates further stabilize

BALTIMORE - February 21, 2023 /PRNewswire/ -- Medifast (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the fourth quarter ended December 31, 2022.
Fourth Quarter 2022
•Revenue of $337.2 million, with revenue per active earning coach of $5,538
•Independent active earning OPTAVIA Coaches of 60,900
•Net income of $26.5 million (non-GAAP adjusted net income of $40.6 million)
•Earnings per diluted share (“EPS”) of $2.41 (non-GAAP adjusted EPS of $3.70)

Full Year 2022 Highlights
•Revenue increased 4.8% to $1.6 billion
•Net income of $143.6 million (non-GAAP adjusted net income of $163.5 million)
•EPS of $12.73 (non-GAAP adjusted EPS of $14.50)
•Cash, cash equivalents and investment securities of $87.7 million and the Company remains free of interest-bearing debt as of December 31, 2022
“We’ve placed a substantial focus on driving stability in customer retention rates, and with customer satisfaction metrics at all-time highs, we’ve seen retention return to and hold at normal levels,” said Dan Chard, Medifast’s Chairman & Chief Executive Officer. “Our attention is now on driving productivity and Coach growth which were both disrupted in the second half of last year. Additionally, we continue to take steps to mitigate cost pressures, drive efficiency and build financial resilience into our model. We’re already seeing some of the impact of that work begin to play out, and while it will take some time to work through our business cadence, we remain highly confident in both the long-term efficacy of our model and our prospects for stable and sustainable growth.”
Fourth Quarter 2022 Results
Fourth quarter 2022 revenue decreased 10.7% to $337.2 million from $377.8 million for the fourth quarter of 2021, reflecting lower revenue and Coach productivity. The average revenue per active earning OPTAVIA Coach was $5,538, compared to $6,321 for the fourth quarter last year, a decline of 12.4% driven by continued pressure on customer acquisition. The total number of independent active earning OPTAVIA Coaches increased 1.8% to 60,900 compared to 59,800 for the fourth quarter of 2021.
Gross profit decreased 16.1% to $233.6 million from $278.3 million for the fourth quarter of 2021 and gross profit margin was 69.3% compared to 73.7% in the fourth quarter of 2021. These decreases were mainly due to $12.2 million of one time expenses in connection with the restructuring of certain external manufacturing agreements to optimize our supply chain for 2023 and inflation outpacing pricing adjustments, partially offset by lower shipping costs due to reduced express shipping compared to the prior year. Excluding these one-time expenses related to the restructuring of certain external manufacturing agreements, on a non-

GAAP adjusted basis, gross profit decreased 11.7% to $245.8 million and gross profit margin decreased 80 basis points to 72.9%.
Selling, general, and administrative expenses (“SG&A”) decreased 13.1% to $200.9 million compared to $231.4 million for the fourth quarter of 2021. As a percentage of revenue, SG&A decreased 170 basis points year-over-year to 59.6% of revenue, as compared to 61.3% for the fourth quarter of 2021. The decrease in SG&A was primarily due to lower OPTAVIA Coach compensation expense, lower internal labor expense and greater field operation efficiencies, partially offset by one-time expenses of $8.5 million related to donations made to support the Ukrainian relief effort (“Donations”). On a non-GAAP adjusted basis, which excludes Donations, SG&A decreased 16.8% to $192.5 million and as a percentage of revenue decreased 420 basis points year-over-year to 57.1%.
Income from operations decreased 30.4% to $32.6 million from $46.8 million in the prior-year period. As a percentage of revenue, income from operations was 9.7% for the fourth quarter of 2022 compared to 12.4% in the prior-year period. On a non-GAAP adjusted basis, which excludes one-time expenses described in the gross profit and SG&A sections, income from operations increased 13.7% to $53.3 million. As a percentage of revenue, non-GAAP adjusted income from operations was 15.8%, an increase of 340 basis points from the year-ago period.
The effective tax rate was 18.2% for the fourth quarter of 2022 compared to 27.2% in the prior-year period. The decrease in the effective tax rate was primarily driven by an increase in the charitable contribution benefit and a reduction in the limitation for executive compensation, partially offset by a decrease in the stock compensation benefit. On a non-GAAP adjusted basis, the effective tax rate in the fourth quarter was 23.5%.
In the fourth quarter of 2022, net income was $26.5 million, or $2.41 per diluted share, based on approximately 11.0 million shares of common stock outstanding. In the fourth quarter of 2021, net income was $34.0 million, or $2.91 per diluted share, based on approximately 11.7 million shares of common stock outstanding. On a non-GAAP adjusted basis, net income in the fourth quarter of 2022 was $40.6 million, or $3.70 per diluted share.
Full Year Fiscal 2022 Results
For the fiscal year ended December 31, 2022, revenue increased 4.8% to $1.6 billion compared to revenue of $1.5 billion in 2021.
Net income for 2022 was $143.6 million, or $12.73 per diluted share, based on approximately 11.3 million shares outstanding. This compares to 2021 net income of $164.0 million, or $13.89 per diluted share, based on approximately 11.8 million shares outstanding. On a non-GAAP adjusted basis, net income decreased 0.3% to $163.5 million and EPS increased 4.4% to $14.50 compared to the prior year period.
Capital Allocation and Balance Sheet
The company announced a quarterly cash dividend of $17.9 million, or $1.64 per share, which was paid on February 7, 2023, to stockholders of record as of the close of business on December 20, 2022.

The company’s balance sheet remains strong with $87.7 million in cash, cash equivalents and investment securities and no interest-bearing debt as of December 31, 2022, compared to $109.5 million in cash, cash equivalents and investment securities and no debt at December 31, 2021.
Outlook
The company expects first quarter 2023 revenue to be in the range of $300 million to $320 million and first quarter 2023 diluted EPS to be in the range of $1.75 to $2.40. The first quarter 2023 earnings guidance assumes a 26% to 27% effective tax rate.
Conference Call Information
The conference call is scheduled for today, Tuesday, February 21, 2023 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://app.webinar.net/L31bk8pkVE4 and will be archived online and available through March 7, 2023. In addition, listeners may dial (855) 560-2579 to join via telephone.
A telephonic playback will be available from 6:30 p.m. ET, February 21, 2023, through February 28, 2023. Participants can dial (877) 344-7529 and enter passcode 3443014 to hear the playback.

About Medifast®:
Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of independent OPTAVIA Coaches and a Community to help Customers achieve Lifelong Transformation, One Healthy Habit at a Time®. As the publicly traded market leader by revenue in the U.S. $7 billion weight management industry, the company has impacted more than 2 million lives through its Community of OPTAVIA Coaches, who teach Customers how to develop holistic healthy habits through the proprietary Habits of Health® Transformational System. Medifast was recognized in 2022 as one of America’s Best Mid-Sized Companies by Forbes, in 2020 and 2021 as one of FORTUNE's 100 Fastest-Growing Companies and was named to Forbes' 100 Most Trustworthy Companies in America list in 2017. For more information, visit MedifastInc.com or OPTAVIA.com and follow @Medifast on Twitter.
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Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, risks associated with Medifast’s direct-to-consumer business model; the impact of rapid growth on Medifast’s systems; disruptions in Medifast’s supply chain; Medifast’s inability to continue to develop new products; effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches; Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches; the departure of one or more key personnel; Medifast’s inability to protect against online security risks and cyberattacks; to protect its brand and intellectual property, or to protect against product liability claims; Medifast’s planned growth into domestic and international markets; adverse publicity associated with Medifast’s products; Medifast’s inability to continue declaring dividends; fluctuations of Medifast’s common stock market price; the prolonged effects of COVID-19 on consumer spending and disruptions to our distribution network, supply chains and operations; increases in competition or litigation; the consequences of other geopolitical events, including natural disasters, global health crises, acts of war (including the war in Ukraine), changes in trade policies and tariffs, climate change, regulatory changes, increases in costs of raw materials, fuel, or other energy, transportation, or utility costs and in the costs of labor and employment, labor shortages, supply chain issues and the resulting impact on market conditions and consumer sentiment and spending; and Medifast’s ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.
Investor Contact:
ICR, Inc.
Reed Anderson
InvestorRelations@medifastinc.com
(800) 763-9953

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

		2022		2021
ASSETS				
Current Assets				
Cash and cash equivalents	$	87,691	$	104,183
Inventories		118,856		180,043
Investment securities		—		5,361
Income taxes, prepaid		—		945
Prepaid expenses and other current assets		16,237		16,334
Total current assets		**222,784**		**306,866**
Property, plant and equipment - net of accumulated depreciation		57,185		56,131
Right-of-use assets		18,460		24,457
Other assets		12,456		6,468
Deferred tax assets		5,328		4,404
TOTAL ASSETS	$	**316,213**	$	**398,326**
LIABILITIES AND STOCKHOLDERS' EQUITY				
Current Liabilities				
Accounts payable and accrued expenses	$	134,690		$163,309
Income taxes payable		428		—
Current lease obligations		5,776		6,523
Total current liabilities		**140,894**		**169,832**
Lease obligations, net of current lease obligations		20,275		26,020
Total liabilities		**161,169**		**195,852**
Stockholders' Equity				
Common stock, par value $.001 per share: 20,000 shares authorized; 10,928 and 11,594 issued and 10,873 and 11,593 outstanding at December 31, 2022 and December 31, 2021, respectively		11		12
Additional paid-in capital		21,555		12,018
Accumulated other comprehensive income		24		111
Retained earnings		139,852		190,333
Less: treasury stock at cost, 54 and 0 shares at December 31, 2022 and December 31, 2021, respectively		(6,398)		—
Total stockholders' equity		**155,044**		**202,474**
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$	**316,213**	$	**398,326**

Non-GAAP Financial Measures
In an effort to provide investors with additional information regarding our results as determined by GAAP, we disclose various non-GAAP financial measures in this quarterly earnings press release, our annual report, and other public disclosures. The following GAAP financial measures have been presented on an as adjusted basis: cost of sales, gross profit, SG&A expenses, income from operations, other expense, provision for income taxes, net income, and diluted earnings per share. Each of these as adjusted financial measures excludes the impact of certain amounts related to our donations to support the Ukrainian relief effort and costs of restructuring of certain external manufacturing agreements, as further identified below and have not been calculated in accordance with GAAP. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is included below. These non-GAAP financial measures are not intended to replace GAAP financial measures.
We use these non-GAAP financial measures internally to evaluate and manage the company's operations because we believe they provide useful supplemental information regarding the company's on-going economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
The following tables reconcile the non-GAAP financial measures included in this release:

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